Exhibit 3.28

No 5397648

COMPANIES ACTS 1985 TO 1989

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM

and

ARTICLES OF ASSOCIATION

of

PIMCO 2275 LIMITED

Incorporated on 17 March 2005

No 5397648

COMPANIES ACTS 1985 TO 1989

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

PIMCO 2275 LIMITED

1.	The name of the Company is “PIMCO 2275 LIMITED”.

2.	The Company’s registered office is to be situated in England and Wales.

3.	The objects for which the Company is established are:-

3.1	to carry on business as a general commercial company;

3.2	to carry on all or any of the trades or business of manufacturers, repairers, buyers, sellers of products of all types to supply services of all kinds to acquire, hold, deal in investments of any kind and to carry on any activity normally undertaken by a company in these or similar lines of business

3.3	to do all such things as shall seem to be in the best interests of the Company, its members, its customers or its potential customers or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property;

3.4	to build, construct, maintain, alter, enlarge, pull down and remove or replace any buildings, shops, factories, offices, works, machinery, engines and to clear sites for the same or to join with any person in doing any of the things aforesaid and to work, manage and control the same or join with others in so doing;

3.5	to enter into contracts, agreements and arrangements with any other person for the carrying out by such person on behalf of the Company of any of the objects for which the Company is formed;

3.6	to acquire, undertake and carry on the whole or any part of the business, property and liabilities of any person or company carrying on any business which may in the opinion of the directors be capable of being conveniently carried on with or calculated directly or indirectly to enhance the value of or render profitable, any of the Company’s property or rights, or any property suitable for the purposes of the Company;

3.7	to enter into any arrangements with any government or authority national, international, supreme, municipal, local or otherwise, that may in the opinion of the directors be conducive to the Company’s objects or any of them, and to obtain from any such government or authority any rights, privileges, and concessions which in the opinion of the directors is desirable, and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions;

3.8

to apply for, or join in applying for, purchase or by other means acquire and protect, prolong and renew, whether in the United Kingdom or elsewhere any intellectual property rights including, without limitation, patents, patent rights, brevets d’invention, licences, secret processes, trade marks, service marks, copyrights, registered designs, protections, concessions and the like, and to use and turn to account and to manufacture under or grant licences or privileges in respect of the same, and to expend money in experimenting and testing and making researches, and in improving or seeking to improve any such intellectual property rights which the Company may acquire or propose to acquire;

3.9	to acquire an interest in, amalgamate with or enter into partnership or into any arrangement for the sharing of profits, union of interests, co-operation, joint adventure, reciprocal concession, or otherwise with any person, or with any employees of the Company; to lend money to, guarantee the contracts of, or otherwise assist any such person, and to take or otherwise acquire an interest in securities of any such person (being a company); to sell, hold, re-issue, with or without guarantee, or otherwise deal with the same;

3.10	to lend money to, to subsidise and assist any person and to act as agents for the collection, receipt or payment of money and generally to act as agents or brokers for and render services to any person, and to undertake and perform sub-contracts;

3.11	to enter into any guarantee, contract of indemnity or suretyship and in particular but without limitation, to guarantee or otherwise provide security for, with or without the Company receiving any consideration therefor or advantage therefrom, directly or indirectly, by personal covenant or by mortgage, charge or lien over all or any part of the undertaking, property and assets present and future and uncalled capital of the Company or by any other means whatsoever, the performance of the obligations and the payment of any moneys (including but not limited to capital or principal, premiums, dividends or interest, commissions, charges, discount and any related costs or expenses whether on any securities or in any other manner) by any person including but not limited to any company which is for the time being the Company’s holding company or a subsidiary of the Company or a subsidiary undertaking of the Company or of the Company’s holding company (as so defined) or any person who is for the time being a member or otherwise has any interest in the Company or is associated with the Company in any business or venture, or any other person. For the purposes of this paragraph 3.11, “guarantee” includes any other obligation howsoever described to pay, satisfy, provide funds (whether by the advance of money, the purchase of or the subscription for securities, the purchase of assets or services, or otherwise) for the payment or satisfaction of, or to indemnify against the consequences of default in the payment of or otherwise be responsible for, any indebtedness of any other person;

3.12	to promote, finance or assist any person for the purpose of acquiring all or any of the property, rights or undertaking or assuming the liabilities of the Company, or for any other purpose which may be in the opinion of the directors directly or indirectly calculated to benefit the Company, and to place or guarantee the placing of, underwrite, subscribe for, or otherwise acquire all or any part of the securities of the Company;

3.13	to pay out of the funds of the Company all or any expenses which the Company may lawfully pay of or incidental to the formation, registration, promotion and advertising of or raising money for the Company, and the issue of its capital including those incurred in connection with advertising or offering the same for sale or subscription, including brokerage and commissions for obtaining applications for or taking, placing or underwriting or procuring the underwriting of securities;

3.14	to remunerate any person rendering service to the Company whether by cash payment or by the allotment to him or them of securities of the Company credited as paid up in full or in part or otherwise;

3.15	generally to purchase, take on lease or exchange, hire, or otherwise acquire any real or personal property and any rights or privileges over or in respect of it;

3.16	to receive money on deposit on such terms as the directors may approve;

3.17	to invest and deal with the moneys of the Company in such manner as may from time to time be determined by the directors;

3.18	to lend money or give credit with or without security;

3.19	to borrow or raise or secure the payment of money in such manner as the directors shall approve and in particular by the issue of debentures or debenture stock, perpetual or otherwise charged upon all or any of the Company’s property (both present and future), including its uncalled capital, and to purchase, redeem or pay off any such securities;

3.20	to enter into swaps and derivatives and any other interest rate or foreign exchange hedging agreement or arrangements;

3.21	to remunerate any person for services rendered or to be rendered, in placing or underwriting, or assisting to place or underwrite, or guaranteeing the placing or procuring the underwriting of, any of the securities of the Company or of any company in which this Company may be interested or propose to be interested, or in or about the conduct of the business of the Company, whether by cash payment or by the allotment of securities of the Company credited as paid up in full or in part, or otherwise;

3.22	to subscribe for either absolutely or conditionally or otherwise acquire and hold interests in, or securities of, any other company and to co-ordinate, finance and manage the business and operation of any company in which the Company holds any such interest;

3.23	to draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments;

3.24	to sell, lease, exchange, let on hire, or dispose of any real or personal property or the undertaking of the Company, or any part or parts thereof, for such consideration as the directors shall approve, and, in particular, for securities (whether fully or partly paid up) of any other company, whether or not having objects altogether, or in part, similar to those of the Company, and to hold and retain any securities so acquired, and to improve, manage, develop, sell, exchange, lease, mortgage, dispose of, grant options over or turn to account or otherwise deal with all or any part of the property or rights of the Company;

3.25	to adopt such means of making known the businesses and products of the Company as may in the opinion of the directors seem expedient, and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals, and by granting prizes, rewards and donations;

3.26

to support, subscribe or contribute to any charitable or public object or any institution, society or club which may be for the benefit of the Company or its directors, officers or employees, or the directors, officers and employees of any company which at any time is or was a subsidiary, subsidiary undertaking or a holding company of the Company or another subsidiary of a holding company of the Company or otherwise associated with the Company or of any predecessors in business of any of them, or which may be connected with any town or place where the Company carries on business and to subsidise or assist any association of employers or employees or any trade association. To grant or procure the grant of donations, pensions, gratuities, annuities, allowances or other benefits or charitable aid and generally to provide advantages, facilities and services to any person (including any directors, officers or employees or former directors officers or employees) who may have served the Company or any company which at any time is or was a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company or otherwise associated with the Company or of any predecessors in business of any of them or to the wives, children or other dependants or relatives of such persons, to make advance provision for the payment of such donations, pensions, gratuities or annuities as aforesaid by establishing or acceding to such trusts schemes or arrangements (whether or not capable of approval by the Commissioners of Inland Revenue under any relevant legislation for the time being in force) as may seem expedient, to appoint trustees or to act as trustee of any such schemes or arrangements, and to make payments towards insurance for the benefit of such persons or to their wives, children, or other dependants or relatives;

3.27	to establish and contribute to any scheme for the purchase or subscription by trustees of securities in the Company to be held for the benefit of the employees of the Company, of its holding company, or of any subsidiary or subsidiary undertaking of the Company or its holding company, and to lend money to such employees or to trustees on their behalf to enable them to purchase or subscribe for securities in the Company and to formulate and carry into effect any scheme for sharing the profits of the Company with employees or any of them;

3.28	to apply for, promote and obtain any Act of Parliament order or licence of the Department of Trade and Industry or other authority for enabling the Company to carry any of its objects into effect or for effecting any modifications of the Company’s constitution or for any other purposes which may in the opinion of the directors seem expedient, and to oppose any proceedings or applications which may in the opinion of the directors seem calculated directly or indirectly to prejudice the Company’s interests;

3.29	to establish, grant and take up agencies in any part of the world, and to do all such other things as the Company may deem conducive to the carrying on of the Company’s business, either as principals, or agents, and to remunerate any persons in connection with the establishment or granting of such agencies upon such terms and conditions as the Company may think fit;

3.30	to distribute among the shareholders in specie any of the property of the Company or any proceeds of sale or disposal of any property of the Company and for such purpose to distinguish and separate capital from profits, but so that no distribution amounting to a reduction of capital shall be made except with any sanction for the time being required by law;

3.31	to purchase and maintain insurance for the benefit of any person who is an officer, director or employee, or former officer, director or employee, of the Company or of a subsidiary of the Company or in which the Company has an interest whether direct or indirect or who is or was trustee of any retirement benefits scheme or any other trust in which any such officer, director or employee or former officer, director or employee is or has been interested indemnifying such person against liability for negligence, default, breach of duty or breach of trust or any other liabilities which may lawfully be insured against;

3.32	to amalgamate with any other company;

3.33	to do all or any of the above things in any part of the world and as principals, agents, contractors, trustees or otherwise, and by or through trustees, agents, subcontractors or otherwise, and either alone or in conjunction with others and to procure the Company to be registered or recognised in any foreign country or place;

3.34	to carry on any other activity and do anything of any nature which in the opinion of the board of directors of the Company is or may be capable of being conveniently carried on or done in connection with the above, or likely directly or indirectly to enhance the value of or render more profitable all or any part of the Company’s undertaking, property or assets or otherwise to advance the interests of the Company or of its members; and

3.35	to do any other things which in the opinion of the directors of the Company are, or may be, incidental or conducive to the attainment of all or any of the Company’s objects, or the exercise of all or any of its powers.

The objects specified in each paragraph of this Clause shall, except where otherwise expressed in such paragraph, be regarded and construed as separate, distinct and independent objects shall not be in any way limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company or the nature of any trade or business carried on by the Company, or by the fact that at any time the Company is not carrying on any trade or business. None of the paragraphs of this Clause or the objects or powers specified or conferred in or by them are deemed subsidiary or ancillary to the objects or powers mentioned in any other paragraph, but the Company has as full a power to exercise all or any of the objects and powers provided in each paragraph as if each paragraph contained the objects of a separate company.

In this Clause:-

“Act” means the Companies Act 1985, and any reference to any provision of the Act is deemed to include a reference to any modification or re-enactment of that provision for the time being in force;

“company” (except where used in reference to the Company) shall include any person or partnership (whether a general partnership, limited partnership or limited liability partnership) or other body of persons whether formed, incorporated, domiciled or resident in the United Kingdom or elsewhere and whether incorporated or unincorporated;

“holding company” has the meaning set out in section 736 of the Companies Act 1985;

“person” includes any company as well as any other legal or natural person;

“securities” includes, without limitation, shares, stocks and all other types of equity securities, debentures, debenture stock and all other types of debt securities and interests in partnerships (whether general partnerships, limited partnerships or limited liability partnerships);

“subsidiary” has the meaning set out in section 736 of the Companies Act 1985;

“subsidiary undertaking” has the meaning set out in section 258 of the Companies Act 1985; and

words denoting the singular number only include the plural number and vice versa.

4.	The liability of the members is limited.

5.	The share capital of the Company is £1,000 divided into 1,000 Shares of £1 each and the Company shall have power from time to time to divide the original or any increased capital into classes, and to attach thereto any preferential, deferred, qualified or other special rights, privileges, restrictions or conditions.

We, the subscriber to this Memorandum of Association, wish to be formed into a company pursuant to this memorandum; and we agree to take the number of shares shown opposite our name.

Name and Address of Subscribers	No of Ordinary Shares of £1.00 each taken by each Subscriber

Pinsent Masons Director Limited 1 Park Row Leeds LS1 5AB	1

Total Shares	1

Dated 17 March 2005

No 5397648

COMPANIES ACTS 1985 TO 1989

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

PIMCO 2275 LIMITED

PRELIMINARY

1.	The regulations contained in Table A in The Companies (Tables A to F) Regulations 1985 (hereinafter referred to as “Table A”) shall apply to the Company save in so far as they are hereby modified or excluded.

Regulations 8, 24, and 73 to 80 inclusive, of Table A shall not apply to the Company.

2.	The Company is a private company and accordingly no offer shall be made to the public (whether for cash or otherwise) of any shares in or debentures of the Company and no allotment or agreement to allot (whether for cash or otherwise) shall be made of any shares in or debentures of the Company with a view to all or any of those shares or debentures being offered for sale to the public.

SHARES

3.	The share capital of the Company is £1,000 divided into 1,000 Ordinary Shares of £1 each.

4.	The Directors may unconditionally exercise the power of the Company to allot relevant securities (within the meaning of Section 80(2) of the Act). The general authority conferred by this Article shall:-

4.1	extend to all relevant securities of the Company created but unissued at the date of these Articles;

4.2	expire on the fifth anniversary of the incorporation of the Company unless varied or revoked or renewed by the Company in General Meeting; and

4.3	entitle the Directors to make at any time before the expiry of such authority any offer or agreement which will or may require relevant securities to be allotted after the expiry thereof.

5.	Subject to and without prejudice to the generality of the provisions of Article 4 any shares unissued at the date of the adoption of this Article and any shares hereafter created shall be under the control of the Directors who may allot, grant options over or otherwise deal with or dispose of the same to such persons (including the Directors themselves) on such terms and in such manner as they think fit, provided that no shares shall be issued at a discount.

6.	In accordance with Section 91(1) of the Act, Sections 89(1) and 90(1) to (6) inclusive of the Act shall be excluded from applying to the Company.

7.	The Company shall have a first and paramount lien on every share (whether or not it is a fully paid share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share and the Company shall also have a first and paramount lien on all shares (whether fully paid or not) standing registered in the name of any member whether solely or one of two or more joint holders for all moneys presently payable by him or his estate to the Company; but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a share shall extend to all dividends payable thereon.

CALLS ON SHARES

8.	The following sentence shall be added to the end of regulation 15 of Table A: “such persons shall also pay to the Company all expenses that may have been incurred by the Company by reason of such non-payment”.

TRANSFER OF SHARES

9.	The Directors may, in their absolute discretion, and without assigning any reason therefor, decline to register any transfer of any share, whether or not it is a fully paid share.

TRANSMISSION OF SHARES

10.	A person becoming entitled to a share by reason of the death or bankruptcy of a member shall not, before being registered as a member in respect of the share, be entitled to receive a copy of any balance sheet (or other document required by law to be annexed thereto) or any notice of a General Meeting, and regulations 31 and 38 of Table A shall be modified accordingly.

PROCEEDINGS AT GENERAL MEETINGS

11.	If and so long as, the Company has only one member the quorum for a General Meeting shall be one. Regulation 40 of Table A shall be modified accordingly.

12.	There shall be added to the last sentence of regulation 41 of Table A the words “and if at the adjourned Meeting a quorum is not present within fifteen minutes after the time appointed for the Meeting, one person entitled to be counted in a quorum present at the Meeting shall be a quorum.

13.	A poll may be demanded at any General Meeting by the Chairman or by any member present in person or by proxy and entitled to vote. Regulation 46 of Table A shall be modified accordingly.

VOTES OF MEMBERS

14.	A proxy shall be entitled to vote on a show of hands and regulation 54 of Table A shall be modified accordingly.

DIRECTORS

15.	The number of Directors shall be not less than one. If and so long as there is a sole Director, he may exercise all the powers and authorities vested in the Directors by these Articles or Table A. Regulations 64 and 89 of Table A shall be modified accordingly.

16.	The Company may by Ordinary Resolution appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director.

17.	The Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director, provided that the maximum number of Directors (if there be any maximum) is not exceeded.

18.	The Directors shall not be liable to retire by rotation.

19.	A Director shall not be required to hold any share qualification.

20.	Unless otherwise restricted by these Articles all or any of the Directors or members of a committee of the Directors may participate in and vote at a meeting of the Directors or such committee by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and be heard by each other and such participation shall constitute presence in person at the meeting.

POWERS AND DUTIES OF DIRECTORS

21.	Subject to the provisions of Section 317 of the Act, a Director may vote on any contract or arrangement in which he is interested and on any matter arising therefrom and if he shall so vote his vote shall be counted and he shall be reckoned in estimating a quorum when any such contract or arrangement is under consideration. Regulations 94 and 95 of Table A shall be modified accordingly.

APPOINTMENT AND DISQUALIFICATION OF DIRECTORS

22.	Without prejudice to the powers of the Company under Section 303 of the Act to remove a Director by Ordinary Resolution, the holder or holders for the time being of more than one half of the issued Ordinary Shares of the Company shall have the power from time to time and at any time to appoint any person or persons as a Director or Directors either as additional Directors or to fill any vacancy and to remove from office any Director howsoever appointed. Any such appointment or removal shall be effected by an instrument in writing signed by the member or members making the same or in the case of a member being a company signed on its behalf by one of its Directors and shall take effect upon lodgment at the registered office of the Company.

NAME AND ADDRESS OF SUBSCRIBERS

Pinsent Masons Director Limited 1 Park Row Leeds LS1 5AB

Dated 17 March 2005